JOINT PRESS RELEASE

CONTACT INSTITUTIONS:          EAST PENN FINANCIAL CORPORATION
                               TELEPHONE:  (610) 965-5959
                               CONTACT PERSON:  BRENT L. PETERS
                                                PRESIDENT/CEO

                               BERKSHIRE BANK
                               TELEPHONE:  (610) 376-7200
                               CONTACT PERSON:  NORMAN E. HEILENMAN
                                                CHAIRMAN/CEO

          EAST PENN FINANCIAL CORPORATION TO INVEST IN BERKSHIRE BANK

(JULY 7, 2003) - EMMAUS - PA - EAST PENN FINANCIAL CORPORATION (NASDAQ: EPEN) Brent L. Peters, President/CEO of East Penn Financial Corporation and Norman E. Heilenman, Chairman/CEO of Berkshire Bank jointly announced on July 3, 2003 the execution of an agreement by which East Penn Financial Corporation will subscribe and purchase 19.9% of the shares being offered by Berkshire Bank in its initial public offering. The agreement also provides that East Penn Financial Corporation shall have the right to purchase an additional number of shares of Berkshire Bank common stock pursuant to a stock purchase warrant that is exercisable over the next ten years at the $10.00 per share initial public offering price. The stock purchase warrant allows East Penn Financial Corporation to purchase and own up to 24.9% of the outstanding shares of Berkshire Bank.

East Penn Financial Corporation and its subsidiary, East Penn Bank, are located in Emmaus, Lehigh County, Pennsylvania with assets of $296 million as of June 30, 2003. Berkshire Bank is a Pennsylvania State Chartered Banking Institution located in Wyomissing, Berks County, Pennsylvania that is currently engaged in its initial public offering. The parties intend to conclude the transaction in September 2003, when it is expected that Berkshire Bank will commence operations.

Mr. Peters stated: "East Penn Financial Corporation looks forward to working with Berkshire Bank. We believe that Berks County, and specifically the Wyomissing area, provides opportunities for growth of both institutions and is a natural extension of our Lehigh Valley market. Berkshire Bank's commitment to community banking reflects East Penn's business model and will ensure a high level of banking service to their consumers and businesses."

Mr. Heilenman stated: "We are delighted to have East Penn Financial Corporation as a partner in Berkshire Bank. Commitment to community banking and dedication to customers are the core values of East Penn Bank. Their investment and participation in our


                     Page 5 of 6 Sequentially Numbered Pages
                        Index to Exhibits Found on Page 4

Bank should enable us to achieve our goal to close the stock and open for business before September 30, 2003."

The agreement is subject to regulatory approval.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation filings with the Securities and Exchange Commission.



                     Page 6 of 6 Sequentially Numbered Pages
                        Index to Exhibits Found on Page 4